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THE SOMERSET GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                              Three Months Ende Year Ended
                                                              March 31         December 31
                                                         1995          1994           1994
Cash flows from operating activities:
  Net income                                         $985,000      $344,000     $2,617,000
  Add (deduct) items not affecting cash
    Depreciation and amortization                     150,000       173,000        685,000
    Deferred income taxes                             108,000       162,000      1,265,000
    Equity in earnings of First Indiana Corporatio   (964,000)     (527,000)    (2,616,000)
    Dividends received from First Indiana Corp.       211,000       192,000        782,000
    Gain on sale of subsidiary                                                    (124,000)
    Other, net                                        (30,000)      (26,000)       (22,000)

    Changes in operating assets and liabilities:
      Trade accounts, notes, and other receivables  1,679,000      (359,000)    (3,955,000)
      Contracts in progress, unbilled and inventor   (378,000)   (1,244,000)      (953,000)
      Prepaid expenses                                 29,000       (47,000)       (18,000)
      Accounts payable and accrued expenses          (613,000)      272,000      2,184,000
      Accrued and refundable income taxes             519,000             ---            --
                                                    ---------     ---------      ---------
Cash provided (used) by operations                  1,696,000    (1,060,000)      (155,000)

Cash flows from investing activities:
  Increase in investment in First Indiana Corporat                 (145,000)      (595,000)
  Purchase of property, plant and equipment           (17,000)     (579,000)    (1,250,000)
  Proceeds from sale of assets                                        3,000        380,000
  Proceeds from sale of subsidiary                                               1,057,000
  Decrease (increase) in other assets                  16,000      (164,000)      (352,000)
                                                    ---------     ---------      ---------
Net cash provided (used) by investing activities       (1,000)     (885,000)      (760,000)

Cash flows from financing activities:
  Purchase of treasury shares                         (39,000)                    (126,000)
  Issuance of treasury shares                         121,000        74,000        227,000
  Proceeds from minority investment in
     subsidiary prior to sale                                       325,000        525,000
  Dividends paid                                     (164,000)            ---     (164,000)
                                                    ---------     ---------      ---------
Net cash provided (used) by financing activities      (82,000)      399,000        462,000

Increase (decrease) in cash and cash equivalents    1,643,000    (1,546,000)      (453,000)

Cash and cash equivalents at beginning of year      2,006,000     2,459,000      2,459,000
                                                    ---------     ---------      ---------
Cash and cash equivalents at end of year           $3,649,000      $913,000     $2,006,000

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See accompanying Notes to Consolidated Financial Statements.


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